Exhibit 5.1

Chrysler Center 666 Third Avenue New York, NY 10017 212 935 3000 mintz.com

May 29, 2020

SELLAS Life Sciences Group, Inc.

15 West 38th St., 10th Floor

New York, NY 10018

Ladies and Gentlemen:

This opinion is furnished to you in connection with the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) filed by SELLAS Life Sciences Group, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 818,900 shares (the “Warrant Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), that may be issued upon the exercise of certain outstanding common stock purchase warrants issued by the Company on or about January 13, 2020 (the “Warrants”) to the selling stockholders identified in the Registration Statement (the “Selling Stockholders”). The Warrant Shares are to be sold by the Selling Stockholders pursuant to the prospectus filed with the Registration Statement (the “Prospectus”).

As counsel to the Company in connection with the proposed issuance and sale of the Warrant Shares, we have examined: (i) the Company’s Certificate of Incorporation and the Company’s Bylaws, each as amended to date; (ii) certain resolutions of the Board of Directors of the Company relating to the sale of the Warrant Shares; (iii) the Warrants; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be reliable.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based upon the foregoing, as subject to the limitations set forth herein, we are of the opinion that the Warrant Shares have been duly authorized, and when issued and sold in accordance with the terms and conditions of the Warrants and the Prospectus, as applicable, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the United States federal laws and the state laws of Delaware, and we express no opinion with respect and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Boston London Los Angeles New York San Diego San Francisco Washington MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

MINTZ May 29, 2020 Page 2

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the use of this Firm’s name therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.